     Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedules of Healthcare Trust of America, Inc. (formerly Grubb & Ellis Healthcare REIT, Inc.) and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in method of accounting for acquisition costs in business combinations) dated March 15, 2010, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
September 29, 2010